Exhibit 5.0


                              BLACKROCK, INC.
                              345 PARK AVENUE
                             NEW YORK, NY 10154


                                                     August 30, 2001




BlackRock, Inc.
345 Park Avenue
New York, NY 10154

Ladies and Gentlemen:

                  I am general counsel of BlackRock, Inc., a Delaware corporation (the "Company"). In connection with the issuance and grant or sale from time to time by the Company of up to 5,213,137 shares of class A common stock, par value $0.01 per share, of the Company (the "Common Stock") pursuant to the BlackRock, Inc. 1999 Stock Award and Incentive Plan, as amended (the "Incentive Plan"), I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of each of (i) the Registration Statement on Form S-8 relating to an aggregate of 5,213,137 shares of Common Stock (the "Registration Statement"), (ii) the Incentive Plan, as approved by the Board of Directors of the Company, (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, (iv) the Amended and Restated Bylaws of the Company, as amended to date, (v) resolutions of the Board relating to the proposed issuance and registration of an aggregate of 5,213,137 shares of Common Stock, and (vi) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

                  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

                  I am admitted to the bar in the State of New York, and I do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the United States of America to the extent referred to specifically herein.

                  Based upon the foregoing, I am of the opinion that:

(1) The 5,213,137 shares of Common Stock reserved for issuance pursuant to the Incentive Plan as of the date hereof (prior to any adjustment for subsequent events pursuant to the Incentive Plan) have been duly authorized and, when so issued in accordance with the terms of the Incentive Plan, will be validly issued, fully paid and non-assessable; and

(2) The obligations of the Company under the Incentive Plan are binding obliga tions of the Company.

                  I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as Exhibit 5.0 to the Registration Statement. I also consent to be named in the Registration Statement under the heading "Interests of Named Experts and Counsel". In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                                     Very truly yours,

                                                     /s/ Robert P. Connolly

                                                     Robert P. Connolly
                                                     General Counsel